Exhibit 99.1

RESOLUTE ENERGY CORPORATION ANNOUNCES $160 MILLION DELAWARE BASIN ACQUISITION

– Acquiring 4,600 net acres in Reeves County –

– Current daily production of approximately 800 Boe per day –

– Six drilled but uncompleted laterals with one additional well drilling –

– Increases Reeves County holdings by 28% to approximately 21,000 net acres –

Denver, Colorado – March 3, 2017 – Resolute Energy Corporation (“Resolute” or the “Company”) (NYSE: REN) today reported that it has entered into a definitive agreement (the “Acquisition Agreement”) with undisclosed private sellers (together, “Sellers”) to acquire producing and undeveloped oil and gas properties in Reeves County, Texas (the “Properties”) for a purchase price of $160 million.  The transaction is expected to close on or about May 15, 2017, subject to customary conditions.

Acquisition highlights:

•

Acquiring approximately 4,600 net acres in Reeves County, consisting of 2,187 net acres adjacent to Resolute’s existing operating area in Reeves County (the “Orla Project Area”) and 2,405 net acres in southern Reeves County (the “Southwest Rim Project Area”)

•	The Orla Project Area includes:
o	Interests in two operated 4,500 foot horizontal Wolfcamp wells that currently produce approximately 800 net Boe per day.
o

Six operated drilled but uncompleted Wolfcamp wells (“DUCs”), four of which have lateral lengths of approximately 4,500 feet and two with approximately 7,500 foot laterals; one non-operated 10,000 foot lateral Wolfcamp well is currently drilling.

o

Currently estimate that the acreage supports 112 gross (54 net) locations targeting the upper and lower Wolfcamp A and the Wolfcamp B on 80-acre spacing, two-thirds of which support drilling mid- to long-lateral lengths.

o	Additional drilling upside exists in the Wolfcamp X/Y and Wolfcamp C.
o	Approximately 95 percent operating control of drilling locations.

•	The Southwest Rim Project Area includes:
o	2,405 net acres with development potential in the Wolfcamp and other zones.
o	Proximate to successful Wolfcamp wells approximately five miles east of this acreage as well as Barnett and Woodford development in the nearby Alpine High area.
o	Operated, highly contiguous acreage with an average 70 percent working interest; more than two and one half years of primary term left on the leases.

Resolute plans to complete all of the DUCs sequentially immediately following closing of the acquisition and expects to have all of them on production by mid-July of 2017.  Resolute is currently running two rigs in the Delaware Basin and is evaluating adding a third rig in the second half of 2017 to accelerate development of the Orla acreage position.

Consideration for the acquisition will be $160 million cash, subject to customary adjustments.  Resolute is evaluating the optimal financing for this transaction, and anticipates that the ultimate financing may have components of long-term debt and equity.  In the interim, however, Resolute has entered into a commitment letter for a $100 million bridge financing facility with BMO Capital Markets.  Together with borrowing availability under its revolving credit facility, the bridge facility would allow Resolute to close the acquisition without an immediate long-term debt or equity issuance.

Rick Betz, Resolute’s Chief Executive Officer, said: “This is exactly the kind of targeted, focused, consolidating opportunity that leverages the strengths of our team and our assets. Upon closing, we will have approximately 21,000 net acres in Reeves County, where we have been drilling some of the most successful Wolfcamp wells in the Delaware Basin.  This part of the basin is one of the most exciting and economically attractive oil and gas plays in the U.S.  The acreage to be acquired is adjacent to our Appaloosa project area and immediately north of our Mustang project area, and 95 percent of the acquired acreage will be operated by Resolute.

“As we complete the drilled but uncompleted wells and look to accelerate development of the combined acreage position with a third rig later this year, we expect that this transaction will add materially to our production beginning in the second half of 2017.  As with our Firewheel acquisition in October 2016, this transaction allows us to add acreage, production and opportunity without either the uncertainty associated with acquiring acreage outside of Reeves County or adding significantly to our staffing and infrastructure needs. ”

The Acquisition Agreement contains terms and conditions customary to transactions of this type.  The purchase price is subject to customary purchase price adjustment.  Subject to our right to be indemnified for certain liabilities for a limited period of time and for breaches of representations, warranties and covenants, we will assume substantially all liabilities associated with the Properties.  The closing of the acquisition is expected to occur on or about May 15, 2017, and is subject to the satisfaction or waiver of certain customary conditions, including the material accuracy of the representations and warranties of us and Sellers, and performance of covenants.  The Acquisition Agreement contains certain customary termination rights for each of us and Sellers. The transaction will have an effective date of May 1, 2017.

Investor Presentation Supplement

We will post on our website, www.resoluteenergy.com, a supplement to our investor presentation concerning this acquisition.

Cautionary Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,”

“plan,” “may,” “will,” “could,” “should,” “poised,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Such forward looking statements include statements regarding the timing of the closing of our acquisition of the Properties, timing of completion of drilled but uncompleted wells and additions to production therefrom; our production and cost guidance for 2017; the sources of funding for the acquisition and related development; anticipated drilling program for the remainder of 2017; anticipated additions to production in 2017 and beyond; our expectations regarding our development activities and drilling plans; anticipated proved reserve additions, net asset values and PV-10 values of the acquisition. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: recurrently depressed commodity prices; the volatility of oil and gas prices including the price realized by Resolute for the oil and gas it sells; inaccuracy in reserve estimates and expected production rates; potential write downs of the carrying value and volumes of reserves as a result of low commodity prices; the discovery, estimation, development and replacement by Resolute of oil and gas reserves and the risks associated with the potential writedown of reserves; the future cash flow, liquidity and financial position of Resolute; Resolute’s level of indebtedness and our ability to fulfill our obligations under the senior notes, our credit facility, and any additional indebtedness that we may incur; potential borrowing base reductions under our revolving credit facility; the success of the business and financial strategy, hedging strategies and plans of Resolute; the amount, nature and timing of capital expenditures of Resolute, including future development costs; the availability of additional capital and financing, including the capital needed to pursue our drilling and development plans for our properties, on terms acceptable to us or at all; the effectiveness of Resolute’s CO2 flood program; uncertainty surrounding timing of identifying drilling locations and necessary capital to drill such locations; the potential for downspacing, infill or multi-lateral drilling in the Permian Basin or obstacles thereto; the timing of issuance of permits and rights of way; the timing and amount of future production of oil and gas; availability of drilling, completion and production personnel, supplies and equipment; the completion and success of exploratory drilling on our properties; potential delays in the completion, commissioning and optimization schedule of Resolute’s facilities construction projects or any potential breakdown of such facilities; operating costs and other expenses of Resolute; the success of prospect development and property acquisition of Resolute; timing of installation of gathering and processing infrastructure in new areas of development, including Resolute’s dependence on third parties for such items; the success of Resolute in marketing oil and gas; competition in the oil and gas industry; the impact of weather and the occurrence of disasters, such as fires, floods and other events and natural disasters; environmental liabilities; anticipated supply of CO2, which is currently sourced exclusively under a contract with Kinder Morgan CO2 Company, L.P.; potential power supply limitations or delays; operational problems or uninsured or underinsured losses affecting Resolute’s operations or financial results; adverse changes in government regulation and taxation of the oil and gas industry, including the potential for increased regulation of underground injection, fracing operations and venting/flaring; potential climate related change regulations; risks and uncertainties associated with horizontal drilling and completion techniques; the availability of water and our ability to adequately treat and dispose of water during and after drilling and completing wells;

changes in derivatives regulation; developments in oil-producing and gas- producing countries; Resolute’s relationship with the Navajo Nation and the local communities in the areas in which Resolute operates; and cyber security risks. Actual results may differ materially from those contained in the forward-looking statements in this press release. Resolute undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  You are encouraged to review “Cautionary Note Regarding Forward Looking Statements” and “Item 1A - Risk Factors” and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2015, and subsequent filings with the Securities and Exchange Commission for further information on risks and uncertainties that could affect the Company’s businesses, financial condition and results of operations. All forward-looking statements are qualified in their entirety by this cautionary statement.  Lateral lengths described in this release are indicative only. Actual completed lateral lengths depend on various considerations such as lease-line offsets. Standard length laterals, sometimes referred to as 5,000 foot laterals, are laterals with completed length generally between 4,000 feet and 5,500 feet. Mid‐length laterals, sometimes referred to as 7,500 foot laterals, are laterals with completed length generally between 6,500 feet and 8,000 feet. Long laterals, sometimes referred to as 10,000 foot laterals, are laterals with completed length generally longer than 8,000 feet.

About Resolute Energy Corporation

Resolute is an independent oil and gas company focused on the acquisition and development of unconventional oil and gas properties in the Delaware Basin portion of the Permian Basin of west Texas.  Resolute also operates Aneth Field, located in the Paradox Basin in Utah.  For more information, visit www.resoluteenergy.com.  The Company routinely posts important information about the Company under both the Investor Relations and the News sections of its website.  The Company’s common stock is traded on the NYSE under the ticker symbol “REN.”

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Contact:

HB Juengling

Vice President - Investor Relations Resolute Energy Corporation

303-534-4600

hbjuengling@resoluteenergy.com

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